Filed Pursuant to Rule 433
Registration Nos. 333-221324 and 333-221324-01

Wells Fargo Finance LLC Fully and Unconditionally Guaranteed by Wells Fargo & Company Market Linked Securities
Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due October 3, 2022
Term Sheet to Preliminary Pricing Supplement No. 31 dated March 4, 2019

Summary of Terms

Issuer:	Wells Fargo Finance LLC
Guarantor:	Wells Fargo & Company
Term:	Approximately 3.5 years
Market Measure:	Energy Select Sector SPDR® Fund (the “Fund”)
Pricing Date:	March 29, 2019*
Issue Date:	April 3, 2019*
Original Offering Price:	$1,000 per security (100% of par)
Maturity Payment Amount:	See “How the maturity payment amount is calculated” on page 3
Stated Maturity Date:	October 3, 2022*
Starting Price:	The fund closing price of the Fund on the pricing date
Ending Price:	The fund closing price of the Fund on the calculation day
Maximum Return:	44% to 49% of the original offering price per security ($440 to $490 per security), to be determined on the pricing date
Threshold Price:	85% of the starting price
Participation Rate:	150%
Calculation Day:	September 26, 2022*
Calculation Agent:	Wells Fargo Securities, LLC (“WFS”), an affiliate of the issuer and the guarantor
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	2.075%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFS will pay 0.075% of the agent’s discount to WFA as a distribution expense fee
CUSIP:	95001H3G4

Description of Terms

•	Linked to the Energy Select Sector SPDR® Fund
•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Fund from its starting price to its ending price. The maturity payment amount will reflect the following terms:
•	If the value of the Fund increases:

You will receive the original offering price plus 150% participation in the upside performance of the Fund, subject to a maximum return at maturity of 44% to 49% (to be determined on the pricing date) of the original offering price. As a result of the maximum return, the maximum maturity payment amount will be $1,440.00 to $1,490.00.

•	If the value of the Fund decreases but the decrease is not more than 15%:

You will be repaid the original offering price

•	If the value of the Fund decreases by more than 15%:

You will receive less than the original offering price and have 1-to-1 downside exposure to the decrease in the value of the Fund in excess of 15%

•	Investors may lose up to 85% of the original offering price
•	All payments on the securities are subject to credit risk, and you will have no ability to pursue the shares of the Fund or any securities held by the Fund for payment; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment
•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity

*To the extent that the issuer makes any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.

On the date of the accompanying preliminary pricing supplement, the estimated value of the securities is approximately $945.77 per security. While the estimated value of the securities on the pricing date may differ from the estimated value set forth above, the issuer does not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the pricing date be less than $925.77 per security. The estimated value of the securities was determined for the issuer by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to the issuer or to Wells Fargo Securities, LLC or any of the issuer’s other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, market measure supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile

The profile to the right is based on a hypothetical maximum return of 46.50% or $465.00 per $1,000 security (the midpoint of the specified range for the maximum return), a participation rate of 150% and a threshold price equal to 85% of the starting price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price, the actual maximum return, and whether you hold your securities to maturity.

Hypothetical Returns

Hypothetical ending price	Hypothetical percentage change from the hypothetical starting price to the hypothetical ending price	Hypothetical maturity payment amount payable at stated maturity per security	Hypothetical pre-tax total rate of return
$175.00	75.00%	$1,465.00	46.50%
$150.00	50.00%	$1,465.00	46.50%
$140.00	40.00%	$1,465.00	46.50%
$131.00	31.00%	$1,465.00	46.50%
$130.00	30.00%	$1,450.00	45.00%
$120.00	20.00%	$1,300.00	30.00%
$110.00	10.00%	$1,150.00	15.00%
$105.00	5.00%	$1,075.00	7.50%
$100.00(1)	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$85.00	-15.00%	$1,000.00	0.00%
$84.00	-16.00%	$990.00	-1.00%
$80.00	-20.00%	$950.00	-5.00%
$50.00	-50.00%	$650.00	-35.00%
$25.00	-75.00%	$400.00	-60.00%
$0.00	-100.00%	$150.00	-85.00%

Assumes a hypothetical maximum return of 46.50%, or $465.00 per security (the midpoint of the specified range of the maximum return). Each security has an original offering price of $1,000.

(1) The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price will be determined on the pricing date and will be set forth under “Summary of Terms” above. For historical data regarding the actual closing prices of the Fund, see the historical information set forth under the section titled “The Energy Select Sector SPDR® Fund” in the accompanying preliminary pricing supplement.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual starting price, ending price and maximum return.

How The Maturity Payment Amount Is Calculated

On the stated maturity date, you will receive a cash payment per security equal to the maturity payment amount. The maturity payment amount per security will equal:

•	If the ending price is greater than the starting price: $1,000 plus the lesser of:

(i)

(ii)	the maximum return;
•	If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: $1,000; or
•	If the ending price is less than the threshold price: $1,000 minus

If the ending price is less than the threshold price, you will receive less, and possibly 85% less, than the original offering price of your securities at maturity.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

•	If The Ending Price Is Less Than The Threshold Price, You Will Receive Less, And Possibly 85% Less, Than The Original Offering Price Of Your Securities At Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Fund.
•	The Securities Are Subject To Credit Risk.
•	As A Finance Subsidiary, The Issuer Has No Independent Operations And Will Have No Independent Assets.
•	Holders Of The Securities Have Limited Rights Of Acceleration.
•	Holders Of The Securities Could Be At Greater Risk For Being Structurally Subordinated If Either The Issuer Or The Guarantor Conveys, Transfers Or Leases All Or Substantially All Of The Issuer’s Or The Guarantor’s Assets To One Or More Of The Guarantor’s Subsidiaries.
•	The Securities Will Not Have The Benefit Of Any Cross-Default Or Cross-Acceleration With Other Indebtedness Of The Guarantor; Events Of Bankruptcy, Insolvency, Receivership Or Liquidation Relating To The Guarantor And Failure By The Guarantor To Perform Any Of Its Covenants Or Warranties (Other Than A Payment Default Under The Guarantee) Will Not Constitute An Event Of Default With Respect To The Securities.
•	The Estimated Value Of The Securities On The Pricing Date, Based On Wells Fargo Securities, LLC’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.
•	The Estimated Value Of The Securities Is Determined By The Issuer’s Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities, LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
•	Your Return On The Securities Could Be Less Than If You Owned The Shares Of The Fund.
•	Historical Prices Of The Fund Or The Securities Included In The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.
•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks In The Energy Sector.
•	The Fund May Not Be Representative Of An Investment In The Energy Sector.

•	Changes That Affect The Fund Or The Underlying Index May Adversely Affect The Value Of The Securities And The Maturity Payment Amount You Will Receive At Maturity.
•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.
•	The Issuer And Its Affiliates Have No Affiliation With The Fund Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.
•	An Investment Linked To The Shares Of The Fund Is Different From An Investment Linked To The Underlying Index.
•	There Are Risks Associated With The Fund.
•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Fund.
•	Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.
•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
•	The Issuer’s And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
o	The calculation agent is the Issuer’s affiliate and may be required to make discretionary judgments that affect the return you receive on the securities.
o	The estimated value of the securities was calculated by the Issuer’s affiliate and is therefore not an independent third-party valuation.
o	Research reports by the Issuer’s affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Fund.
o	Business activities of the Issuer’s affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Fund may adversely affect the price of the Fund.
o	Hedging activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.
o	Trading activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.
o	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you.
•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Wells Fargo Securities, LLC and its affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Not a research report

This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo Finance LLC and Wells Fargo & Company. This material is not a product of Wells Fargo Finance LLC, Wells Fargo & Company or Wells Fargo Securities, LLC research departments.

Consult your tax advisor

Investors should review carefully the accompanying preliminary pricing supplement, market measure supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

SPDR®, S&P 500® and Select Sector SPDRs® are trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”). The securities are not sponsored, endorsed, sold or promoted by the Select Sector SPDR Trust (the “SPDR Trust”), SSgA Funds Management, Inc. (“SSgA”) or S&P Financial. None of the SPDR Trust, SSgA or S&P Financial makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of the SPDR Trust, SSgA or S&P Financial will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo Finance LLC’s or Wells Fargo & Company’s use of information about the Energy Select Sector SPDR® Fund.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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